Exhibit 3.1

Ally Financial Inc.

Amended and Restated Certificate of Incorporation

ARTICLE I

The name of the corporation is Ally Financial Inc. (“Corporation”).

ARTICLE II

The Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801, and its registered agent at this address is The Corporation Trust Company.

ARTICLE III

The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.	The Corporation is authorized to issue 1,400,000,000 shares of capital stock, of which:

1.	1,100,000,000 shares are shares of common stock, $0.01 par value per share (“Common Stock”); and

2.	300,000,000 shares are shares of preferred stock, $0.01 par value per share of which:

•	40,870,560 are designated as Preferred Stock, Series A ( “Class A Preferred Stock”)

•	2,576,601 are designated as Preferred Stock, Series G (“Class G Preferred Stock”)

•	15,000 are designated as Preferred Stock, Series H (“Class H Preferred Stock”)

in each case, upon the applicable terms, designations, powers, preferences as set forth in the applicable certificate of designation attached as exhibits to this Amended and Restated Certificate of Incorporation.

B.	From time to time, the Corporation may issue shares of preferred stock in one or more series, and the Board of Directors of the Corporation (“Board”) is hereby authorized to fix:

1.	The voting rights (if any), designations, powers, preferences, and the relative, participation, optional, or other rights (in each case, if any), and the qualifications, limitations, or restrictions of any unissued series of preferred stock.

2.	The number of shares constituting any such series of preferred stock, and to increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding).

C.	Except as otherwise provided by law, or pursuant to any certificate of designation designating the rights, powers and preferences of any series of preferred stock, the holders of the outstanding Common Stock have the exclusive right to vote for the election of directors and for all other purposes.

1.	Each share of Common Stock has one vote.

2.	The holders of the Common Stock vote together as a single class.

ARTICLE V

A.	The number of directors of the Corporation will be determined in the manner stated in the Bylaws of the Corporation (“Bylaws”).

B.	Election of directors of the Corporation need not be by written ballot, unless and to the extent required by the Bylaws.

ARTICLE VI

A.	The Board has the power to adopt, change, or repeal the Bylaws.

B.	Bylaws may be adopted, changed, or repealed in the manner set forth in the Bylaws.

ARTICLE VII

A.	The Board reserves the right to change or repeal any provision contained in, and/or to insert additional provisions to, this Amended and Restated Certificate of Incorporation, subject to and in the manner now or hereafter prescribed by applicable law.

B.	All rights, preferences, and privileges of whatsoever nature conferred upon stockholders are granted subject to the right reserved in this Article VII.

C.	Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware law, and may not be taken by written consent of stockholders without a meeting.

D.	Any change to any certificate of designation for a series of preferred stock does not require the vote or any other action by a stockholder that is not a holder of that series of preferred stock.

ARTICLE VIII

A.	To the extent permitted by the law of the State of Delaware, no director is personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

B.	To the fullest extent permitted by, and subject to the requirements of, Delaware law, and to the extent of its assets legally available for this purpose, the Corporation will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or an officer of the Corporation (collectively, the “Indemnified AFI Persons”) from and against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified AFI Person) or liability actually and reasonably incurred by the person in connection with the Proceeding.

C.	To the fullest extent permitted by, and subject to the requirements of, Delaware law, and to the extent of its assets legally available for this purpose, the Corporation will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any Proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was serving at the written request of the Corporation as a manager, director, officer, employee, fiduciary or agent of another entity (collectively, the “Indemnified Non- AFI Persons”) from and against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Non-AFI Person) or liability actually and reasonably incurred by the person in connection with the Proceeding, in each case at the discretion of the Corporation’s Board of Directors.

ARTICLE IX

The Court of Chancery of the State of Delaware is the sole and exclusive forum for:

A.	Any derivative action or proceeding brought on behalf of the Corporation.

B.	Any action asserting a claim of breach of fiduciary duty owed to the Corporation or its stockholders by any director, officer, or other employee of the Corporation.

C.	Any action asserting a claim arising under the Delaware General Corporation Law, the Corporation’s Certificate of Incorporation, and/or the Bylaws.

D.	Any other action asserting a claim governed by the internal affairs doctrine.

ARTICLE X

This Amended and Restated Certificate of Incorporation is subject to any stockholders’ agreement(s), including any voting agreement(s), that may be in effect from time to time.

This amended and restated certificate of incorporation has been signed under the seal of the Corporation on [insert date], 2014.

Ally Financial Inc.

By:

Name: Cathy L. Quenneville
Title: Secretary

EXHIBITS

Exhibit A–Fixed Rate / Floating Rate Perpetual Preferred Stock, Series A

Exhibit G–Fixed Rate Cumulative Perpetual Preferred Stock, Series G

Exhibit J–Participating Preferred Stock, Series H

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